Exhibit 10.15

Xenia Hotels & Resorts, Inc.
Retirement Policy
Effective as of February 18, 2020
Article 1
INTRODUCTION
Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), is establishing this Xenia Hotels & Resorts, Inc. Retirement Policy (as amended from time to time as provided below, the “Retirement Policy”), effective as of February 18, 2020 (the “Effective Date”) to provide for the treatment of Awards held by Participants upon a Qualifying Retirement.
ARTICLE 2
DEFINITIONS
Whenever the following terms are used in the Retirement Policy, they shall have the meanings specified below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the applicable Company Equity Plan.
2.1    “Administrator” means the Board or a Committee thereof as may be appointed by the Board to administer the Retirement Policy (subject to and in accordance with Article V below).
2.2    “Award” means an “Award” within the meaning of any Company Equity Plan.
2.3    “Award Agreement” means any written agreement between the Company and a Participant (which may be in electronic format) memorializing any terms and conditions of an Award.
2.4     “Board” means the Board of Directors of the Company.
2.5    “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board.
2.6    “Company Equity Plan” means each of the Xenia Hotels & Resorts, Inc., XHR Holdings, Inc. and XHR LP 2015 Incentive Award Plan, as it may be amended or restated from time to time, and any future or successor equity compensation plan under which the Company grants Awards.
2.7    “Grant Date” means the date on which the applicable Award is granted to the Participant by valid Company action.
2.8    “Non-Competition Agreement” means a written agreement between the Company and a Participant containing such non-competition, non-solicitation, non-disparagement, confidentiality, intellectual property and/or other restrictive covenants and terms and conditions as the Administrator may determine.

2.9    “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.
2.10    “Participant” means, except as otherwise limited by the terms of any Award Agreement, any Employee, Consultant or Director.
2.11    “Partnership” means XHR LP, a Delaware limited partnership.
2.12    “Performance-Vesting Award” means any Award that is subject to one or more performance-based vesting conditions (which may be in addition to any service-based vesting conditions).
2.13    “Qualifying Retirement” means, unless otherwise determined by the Administrator, the Participant’s voluntary retirement from the Company on or after the date on which the Participant has attained at least sixty (60) years of age and has completed at least ten (10) Years of Service, provided that the Participant has provided the Company or the Partnership with at least six (6) months’ advance written notice of the Participant’s retirement and has executed and delivered a Non-Competition Agreement to the Company prior to the date of such retirement. For the avoidance of doubt, if the Participant incurs a Termination of Service for any reason during such notice period, such Termination of Service shall not be deemed to have occurred by reason of the Participant’s Qualifying Retirement for the purposes of this Retirement Policy.
2.14    “Time-Vesting Award” means any Award that is subject to service-based vesting conditions and is not subject to any performance-based vesting conditions.
2.15    “Years of Service” means the aggregate period of time, expressed as a number of whole years and fractions thereof, during which the Participant was a member of the Board or served as an Employee, as applicable, in a paid status.
ARTICLE 3
TREATMENT OF AWARDS UPON RETIREMENT
3.1    Treatment of Time-Vesting Awards Upon a Qualifying Retirement. If a Participant experiences a Termination of Service as a result of his or her Qualifying Retirement, all outstanding and unvested Time-Vesting Awards held by such Participant as of the date of such Qualifying Retirement shall vest in full and become nonforfeitable upon the Participant’s Qualifying Retirement.
3.2    Treatment of Performance-Vesting Awards Upon a Qualifying Retirement. If a Participant experiences a Termination of Service as a result of his or her Qualifying Retirement, all outstanding and unvested Performance-Vesting Awards held by such Participant as of the date of such Qualifying Retirement shall remain outstanding and shall, upon the completion of the applicable performance period (or such other date set forth in the applicable Award Agreement on which performance conditions are deemed satisfied), vest with respect to a number of Shares or LTIP Units, as applicable, equal to the product of (x) the number of Shares or LTIP Units that would have become vested based solely on the actual attainment of applicable performance goals (as determined in accordance with the provisions of the applicable Award Agreement) during the performance period, and (y) a fraction, the numerator of which is the number of days elapsed from the first day of the performance period through and including the date of the Participant’s Qualifying Retirement, and the denominator of which is the total number of days in the performance period. To the extent that a Performance Vesting Award does not become vested in accordance with the preceding sentence in connection with the Participant’s Qualifying Retirement, such Performance-Vesting Award will automatically thereupon be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such Performance-Vesting Award.
ARTICLE 4
ADMINISTRATION
4.1    Administration and Interpretation. The Administrator shall administer the Retirement Policy (except as otherwise permitted herein). The Administrator is hereby authorized to take all actions and make all determinations contemplated by the Retirement Policy and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Retirement Policy as it shall deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Retirement Policy in the manner and to the extent it shall deem necessary or appropriate to carry the Retirement Policy into effect, as determined by the Administrator. The Administrator shall make all determinations and interpretations under the Retirement Policy in its sole discretion. No member of the Administrator (or person acting on behalf of the Administrator) shall be liable for any action or determination or interpretation made in good faith with respect to the Retirement Policy and/or any Award.
4.2    Delegation of Authority. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Retirement Policy to one or more Committees and/or one or more officers of the Company. The Board may terminate any such delegation at any time and/or re-vest in itself any previously delegated authority.
ARTICLE 5
MISCELLANEOUS
5.1    Authority to Amend and Terminate. Except as otherwise provided in this Section 5.1, the Retirement Policy may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the Board in its sole discretion, provided, that no such amendment or termination shall, without the written consent of the affected Participant, materially impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. Notwithstanding the foregoing, the Board may amend or modify the Retirement Policy as it deems necessary or appropriate to cause continued compliance with Section 409A (as defined below) in all events without the consent of any Participant.
5.2    Participants Bound; Limited Applicability. Any determination or other action taken by the Administrator with respect to the Retirement Policy, or any action authorized by or taken at the direction of the Administrator, in any case, in good faith, shall be binding and conclusive upon all Participants and all other interested parties under the Retirement Policy. For clarity, unless otherwise expressly provided in a written agreement between the Company and any individual, in no event shall this Retirement Policy apply to any right other than an Award, including without limitation, any severance right or other incentive equity or other award not subject to the Retirement Policy.
5.3    Governing Law and Severability. The Retirement Policy shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof or of any other jurisdiction. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Retirement Policy shall be construed and enforced as if said illegal or invalid provision had never been included herein.
5.4    Section 409A Compliance. It is intended that this Retirement Policy shall be limited, construed and interpreted in accordance with Section 409A of the Internal Revenue Code and the treasury regulations and other official guidance promulgated thereunder (together, “Section 409A”). It is also intended that to the extent that any payment or benefit described hereunder is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A. Notwithstanding anything contained herein, none of the Company, its affiliates or Subsidiaries, the Board, the Committee or the Administrator: (a) makes any representation or warranty with respect to the tax treatment of the Retirement Policy or benefits provided under the Retirement Policy, (b) will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under or by operation of Section 409A or otherwise, or (c) will have any liability to any Participant or any other person or entity for such tax or penalty or for any early, retroactive or additional tax or penalty under or by operation of Section 409A or otherwise. If the Company determines that paying any amounts to a Participant in respect of his or her Awards at the time(s) indicated in this Retirement Policy or any Award Agreement (as applicable) would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then no such payment shall be paid to such Participant prior to the expiration of the six (6)-month period following such Participant’s “separation from service” with the Company (within the meaning of Section 409A) if such Participant is a “specified employee” (within the meaning of Section 409A ) on the date of her or her separation from service. If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of such Participant’s death), the Company shall pay to such Participant a lump-sum amount equal to the cumulative amounts that would have otherwise been payable to such Participant during such six (6)-month period (without interest). For purposes of Section 409A, any right to a series of installment payments pursuant to this Retirement Policy or any applicable Award Agreement shall be treated as a right to a series of separate payments, and each Award (and any amounts payable in respect thereof) shall be treated separately from each other Award (and any amounts arising in connection therewith).

5.5    Unfunded Status. The Retirement Policy is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Retirement Policy shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
5.6    Indemnification. To the extent permitted under applicable law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Retirement Policy and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
5.7    Relationship to other Benefits. No payment pursuant to the Retirement Policy shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
5.8    Expenses. The expenses of administering the Retirement Policy shall be borne by the Company and its Subsidiaries.
5.9    No Contract. The adoption and maintenance of this Retirement Policy shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of or service by any person. Nothing herein contained shall be deemed to give any person the right to be an employee or other service provider of the Company or its Subsidiaries or to restrict the right of the Company or its Subsidiaries to terminate the employment or service of such person at any time, with or without cause, nor shall this Retirement Policy be deemed to give the Company the right to require any person to remain as an employee or other service provider of the Company or to restrict any person’s right to resign at any time.
5.10    Headings; References to Sections of the Code. The titles and headings of the Sections in the Retirement Policy are for convenience of reference only and, in the event of any conflict, the text of the Retirement Policy, rather than such titles or headings, shall control. References to sections of the Code shall include any amendment or successor thereto.
5.11    Number and Gender. Any reference in this Retirement Policy to the singular includes the plural where appropriate, and any reference in this Retirement Policy to the masculine gender includes the feminine and neuter genders where appropriate.

Exhibit 10.15

The Company has caused this Retirement Policy to be executed by a duly authorized officer on this 18th day of February, 2020, to be effective as of February 18, 2020.

XENIA HOTELS & RESORTS, INC.
By:	/s/ Marcel Verbaas

Title:	Chairman and Chief Executive Officer

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